EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Fourth Quarter and Year End 2012 Results

MIDLAND, MI, January 28, 2013 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2012 fourth quarter net income of $11.7 million, or $0.42 per diluted share, compared to 2012 third quarter net income of $13.1 million, or $0.48 per diluted share, and 2011 fourth quarter net income of $11.2 million, or $0.41 per diluted share. For the twelve months ended December 31, 2012, net income was $51.0 million, or $1.85 per diluted share, compared to net income for the twelve months ended December 31, 2011 of $43.1 million, or $1.57 per diluted share.

Included in the fourth quarter and year-end 2012 results were $1.8 million and $2.9 million, respectively, of transaction costs related to the acquisition of 21 branch offices from Independent Bank, a subsidiary of Independent Bank Corporation. These transaction costs reduced 2012 fourth quarter and year-end diluted earnings per share by $0.05 and $0.07, respectively. The Corporation completed the branch acquisition on December 7, 2012. Accordingly, results of the operations of the 21 branches are included in 2012 fourth quarter and year-end results since the acquisition date. The branch acquisition resulted in increases in the Corporation's total assets of $404 million, including total loans of $44 million, and total deposits of $404 million as of the acquisition date.

"2012 was a good year for Chemical Financial, as we posted improved operating performance and increased earnings per share nearly 18% over 2011. While general economic conditions continued to be challenging, we were able to grow our balance sheet through both acquisitive and organic means, as our community-focused, relationship-oriented approach and strong financial condition translated into steady demand for mortgage, consumer and business loans across the markets we serve," said David B. Ramaker, Chairman, Chief Executive Officer and President of the Corporation. "Increased net interest income, noninterest income and a lower provision for loan losses further drove earnings, while key asset quality and loan loss metrics improved materially over the course of the year."

"The acquisition of the 21 branch offices from Independent Bank not only expands our footprint into important new markets but provides us with opportunities to increase top line revenues. As we look ahead, we will continue to focus on profitably growing our core franchise while cognizant of the fact that economic conditions remain uncertain," said Ramaker.

The decrease in net income in the fourth quarter of 2012 of $1.4 million, or 11.0%, from the third quarter of 2012 was largely attributable to an increase in acquisition-related transaction expenses of $1.2 million between these two quarters. Net interest income was $1.1 million higher and noninterest income was $1.8 million higher in the fourth quarter of 2012, as compared to the third quarter of 2012. These increases were offset by higher operating expenses (excluding acquisition-related transaction expenses) of $3.9 million and a $0.5 million higher provision for loan losses in the fourth quarter of 2012, as compared to the third quarter of 2012.

Net income per share in the fourth quarter of 2012 was $0.01, or 2.4%, higher than the fourth quarter of 2011, with the fourth quarter of 2012 including the previously mentioned acquisition-related transaction expenses. The Corporation recognized increases in net interest income of $0.9 million and noninterest income of $2.4 million in the fourth quarter of 2012, compared to the fourth quarter of 2011, that were partially offset by an increase in operating expenses (excluding acquisition-related transaction expenses) of $1.6 million.

The Corporation's return on average assets was 0.83% during both the fourth quarter of 2012 and the fourth quarter of 2011. The Corporation's return on average shareholders' equity was 7.7% in both the fourth quarter of 2012 and the fourth quarter of 2011. The Corporation's return on average assets and return on average shareholders' equity for the twelve months ended December 31, 2012 were 0.94% and 8.7%, respectively, compared to 0.81% and 7.6%, respectively, for the twelve months ended December 31, 2011.

Net interest income was $48.0 million in the fourth quarter of 2012, $1.1 million, or 2.3%, higher than the third quarter of 2012 and $0.9 million, or 1.9%, higher than the fourth quarter of 2011. The net interest margin (on a tax-equivalent basis) was 3.74% in the fourth quarter of 2012, compared to 3.76% in the third quarter of 2012 and 3.84% in the fourth quarter of 2011.

The increases in net interest income in the fourth quarter of 2012 over both the third quarter of 2012 and the fourth quarter of 2011 resulted primarily from an increase in average loans. Average loans were $306 million, or 8.1%, higher in the fourth quarter of 2012 over the fourth quarter of 2011. The favorable impact on net interest income from the growth in loans was partially offset by the net unfavorable impact of interest-earning assets and interest-bearing liabilities repricing downward during the twelve months ended December 31, 2012.

Net interest income was $187.5 million in 2012, $3.7 million, or 2.0%, higher than 2011. The net interest margin (on a tax equivalent basis) was 3.76% in 2012, compared to 3.80% in 2011.

The provision for loan losses (provision) was $5.0 million in the fourth quarter of 2012, compared to $4.5 million in the third quarter of 2012 and $5.1 million in the fourth quarter of 2011, with $0.5 million of the provision in the third quarter of 2012 and $0.3 million of the provision in the fourth quarter of 2011 applicable to the acquired loan portfolio. Net loan charge-offs were $5.2 million in the fourth quarter of 2012, compared to $6.5 million in the third quarter of 2012 and $5.5 million in the fourth quarter of 2011, with $2.2 million of net loan charge-offs in the third quarter of 2012 related to the acquired loan portfolio. The provision was $18.5 million for the twelve months ended December 31, 2012, compared to $26.0 million for the prior year, with $1.1 million of the provision in 2012 and $1.6 million in 2011 attributable to the acquired loan portfolio. Net loan charge-offs totaled $22.3 million in 2012, compared to $27.2 million in 2011. Net loan charge-offs as a percentage of average loans were 0.57% in 2012, compared to 0.73% in 2011.

Noninterest income was $13.9 million in the fourth quarter of 2012, compared to $12.1 million in the third quarter of 2012 and $11.5 million in the fourth quarter of 2011. Noninterest income in the fourth quarter of 2012 was $1.8 million higher than the third quarter of 2012 and $2.4 million higher than the fourth quarter of 2011, with the increases attributable to all major categories of noninterest income as a result of fee increases, volume growth and revenue generated from the acquired branch offices. The largest increase in noninterest income was in mortgage banking revenue (MBR), with MBR of $2.5 million in the fourth quarter of 2012 up $1.1 million over the third quarter of 2012 and $1.4 million over the fourth quarter of 2011. The increases in MBR were driven by both higher gains on the sale of loans in the secondary market and higher volume. Additionally, during the fourth quarter of 2012, the Corporation recognized $0.2 million of nonrecurring income related to the receipt of life insurance proceeds. Wealth management revenue in the fourth quarter of 2012 was $0.3 million higher than the fourth quarter of 2011 partially due to an increase in assets under management resulting from improvements in equity markets. Other charges and fees for customer services in the fourth quarter of 2012 were $0.4 million higher than the fourth quarter of 2011.

Noninterest income was $51.9 million in 2012, compared to $44.4 million in 2011. Noninterest income in 2012 included $2.3 million of nonrecurring income. Excluding nonrecurring income, noninterest income in 2012 was $5.2 million, or 12%, higher than 2011, with all major categories of noninterest income experiencing increases. Mortgage banking revenue of $6.6 million in 2012 was $2.7 million, or 70%, higher than 2011.

Operating expenses were $41.2 million in the fourth quarter of 2012, compared to $36.1 million in the third quarter of 2012 and $37.8 million in the fourth quarter of 2011. Operating expenses in the third and fourth quarters of 2012 included acquisition-related transaction expenses of $0.6 million and $1.8 million, respectively. Excluding acquisition-related transaction expenses, operating expenses in the fourth quarter of 2012 were $3.9 million higher than the third quarter of 2012 and $1.6 million higher than the fourth quarter of 2011. The increases in operating expenses in the fourth quarter of 2012 over both the third quarter of 2012 and fourth quarter of 2011 were partially attributable to $0.7 million of operating expenses of the acquired branch offices since the acquisition date. In addition, during the fourth quarter of 2012, incentive compensation, group health and credit-related expenses each were $0.7 million higher, donations expense was $0.6 million higher and outside services expense was $0.8 million higher than the third quarter of 2012. The $0.8 million increase in outside services was partially due to the incurrence of $0.5 million of up-front project costs that are expected to result in future cost savings to the Corporation. The increase in operating expenses in the fourth quarter of 2012 over the fourth quarter of 2011 also included higher compensation, group health and outside services expense that were partially offset by a reduction in credit-related expenses of $2.6 million.

Operating expenses were $149.1 million in 2012, compared to $142.0 million in 2011. Operating expenses in 2012 included $2.9 million of acquisition-related transaction expenses. Excluding these expenses, operating expenses in 2012 were $4.2 million, or 3.0%, higher than 2011. Compensation costs were $9.9 million, or 13.3%, higher in 2012 than 2011, due largely to market driven salary increases, higher incentive compensation and higher group health claims. The increase in compensation costs was partially offset by a reduction in other expense categories, most notably credit-related expenses.

Credit-related expenses, comprised of loan collection costs and other real estate (ORE) net costs, were $3.8 million during the twelve months ended December 31, 2012, a decrease of $5.7 million, or 60%, from credit-related expenses of $9.5 million during the twelve months ended December 31, 2011. Credit-related expenses were lower in all four quarters of 2012, as compared to their respective quarters in 2011. The $5.7 million decrease in credit-related expenses was largely attributable to the Corporation recognizing net gains of $1.5 million on the sale/writedown of ORE properties during the twelve months ended December 31, 2012, compared to incurring net expense on the sale/writedown of ORE properties of $2.6 million during the twelve months ended December 31, 2011. The additional reduction in credit-related expenses of $1.6 million was attributable to lower ORE operating costs, lower legal collection costs and lower appraisal fees on nonperforming and watch loan credits as the credit quality of the Corporation's loan portfolio continued to improve.

The Corporation's efficiency ratio was 62.6% in the fourth quarter of 2012, 58.9% in the third quarter of 2012 and 63.1% in the fourth quarter of 2011. The Corporation's efficiency ratio was 60.4% in 2012 compared to 60.8% in 2011.

Total assets were $5.92 billion at December 31, 2012, up from $5.58 billion at September 30, 2012 and $5.34 billion at December 31, 2011. The increase in total assets during the fourth quarter of 2012 was attributable to the branch acquisition transaction. The Corporation has maintained significant amounts of funds at the Federal Reserve Bank (FRB), with $512 million in balances held at the FRB at December 31, 2012, compared to $315 million at September 30, 2012 and $256 million at December 31, 2011. The increase in FRB balances during the fourth quarter of 2012 was primarily due to cash received as a result of the branch acquisition transaction. The Corporation plans to invest a portion of these funds in shorter-term investment securities until they can be deployed for future loan growth.

Total loans were $4.17 billion at December 31, 2012, up from $4.02 billion at September 30, 2012 and $3.83 billion at December 31, 2011. Total loans increased $149 million, or 3.7%, in the fourth quarter of 2012, with $44 million of the increase attributable to the acquisition of loans in the branch acquisition transaction. The loans acquired were comprised of commercial loans of $3 million, commercial real estate loans of $20 million and consumer loans of $21 million. During the twelve months ended December 31, 2012, total loans increased $336 million, or 8.8%. The increases in loans during the three and twelve months ended December 31, 2012 were attributable to a combination of improving economic conditions and increased market share, as well as to the acquisition of loans in the branch acquisition transaction. The average yield on the loan portfolio was 4.79% in the fourth quarter of 2012, compared to 4.86% in the third quarter of 2012 and 5.25% in the fourth quarter of 2011.

Investment securities were $817 million at December 31, 2012, compared to $851 million at December 31, 2011. The average yield of the investment securities portfolio was 2.21% in the fourth quarter of 2012, compared to 2.33% in the fourth quarter of 2011.

Total deposits were $4.92 billion at December 31, 2012, up from $4.37 billion at December 31, 2011. The Corporation experienced an increase in total deposits of $323 million, or 7.0%, during the fourth quarter of 2012, primarily attributable to $404 million of deposits acquired in the branch acquisition transaction, which was partially offset by a seasonal decrease in deposits of municipal customers. Remaining brokered deposits acquired in the Corporation's 2010 acquisition of Byron Bank were $62 million at December 31, 2012, compared to $95 million at December 31, 2011. Federal Home Loan Bank (FHLB) advances totaled $34.3 million at December 31, 2012, compared to $43.1 million at December 31, 2011. The repricing of matured customer certificates of deposit and the decrease in interest rates on various interest-bearing deposit accounts to reflect lower market interest rates resulted in the Corporation's average cost of funds declining to 0.41% in the fourth quarter of 2012 from 0.59% in the fourth quarter of 2011.

At December 31, 2012, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.1% and 13.2%, respectively, compared to 8.7% and 13.3%, respectively, at December 31, 2011. The decrease in the Corporation's equity ratios was attributable to the branch acquisition transaction completed in the fourth quarter of 2012, which added $404 million in total assets, including $12.6 million of intangible assets. At December 31, 2012, the Corporation's book value was $21.69 per share, compared to $20.82 per share at December 31, 2011. At December 31, 2012 and 2011, the Corporation's tangible book value per share was $17.03 and $16.54, respectively.

The credit quality of the Corporation's loan portfolio continued to show improvement during the fourth quarter of 2012. The Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest payments and nonperforming troubled debt restructurings, totaled $90.9 million at both December 31, 2012 and September 30, 2012, compared to $106.3 million at December 31, 2011. At December 31, 2012, nonperforming loans as a percentage of total loans were 2.18%, compared to 2.26% at September 30, 2012 and 2.77% at December 31, 2011.

Other real estate and repossessed assets totaled $18.5 million at December 31, 2012, compared to $19.5 million at September 30, 2012 and $25.5 million at December 31, 2011.

At December 31, 2012, the allowance for loan losses of the originated loan portfolio was $84.0 million, or 2.22% of originated loans, compared to $86.7 million, or 2.60% of originated loans at December 31, 2011. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 92% at December 31, 2012, compared to 82% at December 31, 2011. The allowance for loan losses of the acquired loan portfolio was $0.5 million at December 31, 2012, compared to $1.6 million at December 31, 2011. Management believes that the Corporation's acquired loan portfolio totaling $393 million at December 31, 2012 was performing, overall, at or slightly better than original expectations.

Chemical Financial Corporation is the second largest bank holding company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 162 banking offices spread over 38 counties in the lower peninsula of Michigan. At December 31, 2012, the Corporation had total assets of $5.9 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation (Corporation). Words such as "anticipates," "believes," "continue," "estimates," "expects," "focus," "forecasts," "intends," "is likely," "judgment," "opportunities," "plans," "predicts," "projects," "should," "trend," "will," "opinion," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand the Corporation's market share, expected cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, the impact of branch acquisition transactions on the Corporation's business, opportunities to increase top line revenues, the Corporation's ability to grow its core franchise, and future cost savings. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	December 31 2012	December 31 2011
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$142,467	$121,294
Interest-bearing deposits with unaffiliated banks and others	513,668	260,646
Total cash and cash equivalents	656,135	381,940
Investment securities:
Available-for-sale	586,809	667,276
Held-to-maturity	229,977	183,339
Total Investment Securities	816,786	850,615
Loans held-for-sale	17,665	18,818

Loans:
Commercial	1,002,722	895,150
Commercial Real Estate	1,161,861	1,071,999
Real estate construction and land development	100,237	118,176
Residential Mortgage	883,835	861,716
Consumer installment and home equity	1,019,080	884,244
Total Loans	4,167,735	3,831,285
Allowance for loan losses	(84,491)	(88,333)
Net Loans	4,083,244	3,742,952

Premises and equipment	75,458	65,997
Goodwill	120,437	113,414
Other intangible assets	15,388	11,472
Interest receivable and other assets	132,139	154,245
Total Assets	$5,917,252	$5,339,453

Liabilities:
Deposits:
Noninterest-bearing	$1,085,857	$875,791
Interest-bearing	3,835,586	3,491,066
Total Deposits	4,921,443	4,366,857
Interest payable and other liabilities	54,716	54,024
Short-term borrowings	310,463	303,786
Federal Home Loan Bank advances	34,289	43,057
Total Liabilities	5,320,911	4,767,724

Shareholders' Equity:
Preferred stock, no par value per share	-	-
Common stock, $1 par value per share	27,499	27,457
Additional paid-in capital	433,195	431,277
Retained earnings	166,766	138,324
Accumulated other comprehensive loss	(31,119)	(25,329)
Total Shareholders' Equity	596,341	571,729
Total Liabilities and Shareholders' Equity	$5,917,252	$5,339,453

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share data)	2012	2011	2012	2011
Interest Income:
Interest and fees on loans	$48,721	$49,515	$193,193	$197,897
Interest on investment securities:
Taxable	2,280	2,539	9,890	9,423
Tax-exempt	1,524	1,475	5,931	5,860
Dividends on nonmarketable equity securities	403	360	1,041	965
Interest on deposits with unaffiliated banks and others	198	241	703	1,097
Total Interest Income	53,126	54,130	210,758	215,242

Interest Expense:
Interest on deposits	4,783	6,665	21,782	29,293
Interest on short-term borrowings	109	106	426	524
Interest on Federal Home Loan Bank advances	240	274	1,005	1,572
Total Interest Expense	5,132	7,045	23,213	31,389
Net Interest Income	47,994	47,085	187,545	183,853
Provision for loan losses	5,000	5,100	18,500	26,000
Net Interest Income after Provision for Loan Losses	42,994	41,985	169,045	157,853

Noninterest Income:
Service charges and fees on deposit accounts	5,035	4,948	19,581	18,452
Wealth management revenue	2,928	2,674	11,763	11,104
Other charges and fees for customer services	2,926	2,534	11,415	10,501
Mortgage banking revenue	2,538	1,145	6,597	3,881
Gain on sale of merchant card services	-	-	1,280	-
Other	452	200	1,236	462
Total Noninterest Income	13,879	11,501	51,872	44,400

Operating Expenses:
Salaries, wages and employee benefits	22,537	18,871	84,383	74,493
Occupancy	3,149	3,444	12,413	12,974
Equipment and software	3,461	2,941	13,112	11,935
Other	12,064	12,551	39,201	42,601
Total Operating Expenses	41,211	37,807	149,109	142,003
Income Before Income Taxes	15,662	15,679	71,808	60,250
Federal Income Tax Expense	4,000	4,475	20,800	17,200
Net Income	$11,662	$11,204	$51,008	$43,050

Net income per common share:
Basic	$0.42	$0.41	$1.86	$1.57
Diluted	0.42	0.41	1.85	1.57

Key Ratios:
Return on average assets	0.83%	0.83%	0.94%	0.81%
Return on average shareholders' equity	7.7%	7.7%	8.7%	7.6%
Net interest margin	3.74%	3.84%	3.76%	3.80%
Efficiency ratio	62.6%	63.1%	60.4%	60.8%

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Average Balances
Total assets	$5,576,422	$5,433,491	$5,360,598	$5,396,420	$5,341,079	$5,323,962	$5,255,244	$5,302,558
Total interest-earning assets	5,251,531	5,105,101	5,044,629	5,061,882	5,008,813	4,985,380	4,928,590	4,963,384
Total loans	4,077,918	3,987,928	3,901,321	3,824,604	3,772,140	3,769,745	3,707,468	3,672,301
Total deposits	4,590,370	4,464,582	4,383,628	4,416,273	4,378,066	4,358,658	4,299,728	4,362,774
Total interest-bearing liabilities	3,926,582	3,823,954	3,817,753	3,903,986	3,847,003	3,853,443	3,857,678	3,942,406
Total shareholders' equity	600,794	591,683	582,873	574,261	578,105	573,580	565,500	560,661

Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.74%	3.76%	3.80%	3.76%	3.84%	3.80%	3.78%	3.78%
Efficiency ratio	62.6%	58.9%	58.2%	61.7%	63.1%	60.2%	58.2%	61.8%
Return on average assets	0.83%	0.96%	1.04%	0.92%	0.83%	0.87%	0.84%	0.70%
Return on average shareholders' equity	7.7%	8.8%	9.6%	8.7%	7.7%	8.0%	7.8%	6.6%
Average shareholders' equity as a
percent of average assets	10.8%	10.9%	10.9%	10.6%	10.8%	10.8%	10.8%	10.6%
Capital ratios (period end):
Tangible shareholders' equity as a
percent of total assets	8.1%	8.8%	9.0%	8.7%	8.7%	8.6%	8.9%	8.5%
Total risk-based capital ratio	13.2%	13.6%	13.6%	13.7%	13.3%	13.1%	13.0%	13.0%

	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Credit Quality Statistics
Originated Loans	$3,775,140	$3,606,547	$3,515,110	$3,370,279	$3,338,502	$3,265,054	$3,225,179	$3,143,489
Acquired Loans	392,595	412,612	447,232	472,819	492,783	495,372	522,831	539,027
Nonperforming Assets:
Nonperforming loans	90,854	90,877	92,811	98,548	106,269	120,395	135,929	145,859
Other real estate and repossessed assets (ORE)	18,469	19,467	23,509	25,944	25,484	28,679	24,607	26,355
Total nonperforming assets	109,323	110,344	116,320	124,492	131,753	149,074	160,536	172,214

Performing troubled debt restructurings	31,369	30,406	26,383	27,177	20,394	15,543	12,889	-

Allowance for loan losses- originated as a percent of:
Total originated loans	2.22%	2.33%	2.40%	2.54%	2.60%	2.68%	2.78%	2.85%
Nonperforming loans	92%	93%	91%	87%	82%	73%	66%	61%

Nonperforming loans as a percent of total loans	2.18%	2.26%	2.34%	2.56%	2.77%	3.20%	3.63%	3.96%
Nonperforming assets as a percent of:
Total loans plus ORE	2.61%	2.73%	2.92%	3.22%	3.42%	3.93%	4.26%	4.64%
Total assets	1.85%	1.98%	2.17%	2.28%	2.47%	2.74%	3.08%	3.23%

Net loan charge-offs (year-to-date):
Originated	20,142	14,939	10,622	5,548	27,197	21,717	14,297	7,356
Acquired	2,200	2,200	-	-	-	-	-	-
Total loan charge-offs (year-to- date)	22,342	17,139	10,622	5,548	27,197	21,717	14,297	7,356
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.57%	0.59%	0.55%	0.58%	0.73%	0.78%	0.77%	0.80%

	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Additional Data - Intangibles
Goodwill	$120,437	$113,414	$113,414	$113,414	$113,414	$113,414	$113,414	$113,414
Core deposit intangibles	11,910	6,777	7,144	7,512	7,879	8,261	8,643	9,024
Mortgage servicing rights (MSR)	3,478	3,466	3,463	3,427	3,593	3,561	3,577	3,832
Other intangible assets	-	-	-	-	-	27	107	204
Amortization of core deposit intangibles (quarter only)	467	367	368	367	382	382	381	382

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*

	Three Months Ended December 31, 2012
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets
Interest-Earning Assets:
Loans**	$4,093,656	$49,203	4.79%
Taxable investment securities	632,511	2,280	1.44
Tax-exempt investment securities	199,495	2,325	4.66
Other interest-earning assets	25,572	403	6.27
Interest-bearing deposits with
unaffiliated banks and others	300,297	198	0.26
Total interest-earning assets	5,251,531	54,409	4.13
Less: Allowance for loan losses	84,972
Other Assets:
Cash and cash due from banks	114,803
Premises and equipment	70,051
Interest receivable and other assets	225,009
Total Assets	$5,576,422

Liabilities and shareholders' equity
Interest-bearing Liabilities:
Interest-bearing demand deposits	$954,517	$225	0.09%
Savings deposits	1,213,245	281	0.09
Time deposits	1,412,242	4,277	1.20
Short-term borrowings	310,429	109	0.14
FHLB advances	36,149	240	2.64
Total interest-bearing liabilities	3,926,582	5,132	0.52
Noninterest-bearing deposits	1,010,366	-
Total deposits and borrowed funds	4,936,948	5,132	0.41
Interest payable and other liabilities	38,680
Shareholders' equity	600,794
Total Liabilities and Shareholders' Equity	$5,576,422
Net Interest Spread (Average yield earned on interest-earning
assets minus average rate paid on interest-bearing liabilities)			3.61%
Net Interest Income (FTE)		$49,277
Net Interest Margin (Net Interest Income (FTE) divided by
total average interest-earning assets)			3.74%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields.
Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Nonperforming Loans:
Nonaccrual loans:
Commercial	$14,601	$15,217	$12,673	$11,443	$10,726	$10,804	$14,386	$15,672
Commercial Real Estate	37,660	41,311	41,691	46,870	44,438	48,854	57,324	59,931
Real estate construction and land development	5,401	6,664	3,485	3,809	6,190	7,877	8,933	9,414
Residential Mortgage	10,164	11,307	12,613	12,687	12,573	17,544	17,809	15,505
Consumer installment and home equity	3,472	3,825	3,994	4,344	4,467	6,033	6,898	5,774
Total nonaccrual loans	71,298	78,324	74,456	79,153	78,394	91,112	105,350	106,296
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	-	273	300	1,005	1,381	282	629	455
Commercial Real Estate	87	247	269	75	374	415	143	459
Real estate construction and land development	-	-	-	-	287	-	-	-
Residential Mortgage	1,503	431	840	333	752	974	1,729	191
Consumer installment and home equity	769	1,147	1,157	1,233	1,023	1,344	1,243	1,091
Total accruing loans contractually past due 90 days or more as to interest or principal payments	2,359	2,098	2,566	2,646	3,817	3,015	3,744	2,196
Nonperforming troubled debt restructurings:
Commercial loan portfolio	13,876	6,553	11,691	11,258	14,675	16,457	15,443	15,201
Consumer loan portfolio	3,321	3,902	4,098	5,491	9,383	9,811	11,392	22,166
Total nonperforming troubled debt restructurings	17,197	10,455	15,789	16,749	24,058	26,268	26,835	37,367
Total nonperforming loans	90,854	90,877	92,811	98,548	106,269	120,395	135,929	145,859
Other real estate and repossessed assets	18,469	19,467	23,509	25,944	25,484	28,679	24,607	26,355
Total nonperforming assets	$109,323	$110,344	$116,320	$124,492	$131,753	$149,074	$160,536	$172,214

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011

Allowance for loan losses - originated loan portfolio
Allowance for loan losses - originated, at beginning of period	$84,194	$84,511	$85,585	$86,733	$87,413	$89,733	$89,674	$89,530
Provision for loan losses - originated	5,000	4,000	4,000	4,400	4,800	5,100	7,000	7,500
Loans charged off:
Commercial	(1,623)	(551)	(974)	(1,079)	(1,768)	(1,234)	(1,972)	(1,976)
Commercial Real Estate	(1,532)	(1,952)	(2,178)	(2,268)	(2,120)	(3,969)	(3,168)	(3,875)
Real estate construction and land development	(1,238)	(51)	(45)	(32)	(54)	(236)	(136)	(63)
Residential Mortgage	(1,224)	(1,357)	(1,140)	(1,717)	(945)	(1,884)	(1,198)	(944)
Consumer installment and home equity	(1,504)	(1,485)	(1,835)	(1,451)	(1,434)	(1,516)	(1,832)	(1,784)
Total loan charge-offs	(7,121)	(5,396)	(6,172)	(6,547)	(6,321)	(8,839)	(8,306)	(8,642)
Recoveries of loans previously charged off:
Commercial	278	135	140	191	137	614	710	215
Commercial Real Estate	1,202	325	298	421	272	285	212	87
Real estate construction and land development	-	-	-	2	40	-	5	-
Residential Mortgage	104	237	199	22	80	207	106	456
Consumer installment and home equity	334	382	461	363	312	313	332	528
Total loan recoveries	1,918	1,079	1,098	999	841	1,419	1,365	1,286
Net loan charge-offs - originated	(5,203)	(4,317)	(5,074)	(5,548)	(5,480)	(7,420)	(6,941)	(7,356)
Allowance for loan losses - originated, at end of period	83,991	84,194	84,511	85,585	86,733	87,413	89,733	89,674

Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - acquired, at beginning of period	500	2,200	2,200	1,600	1,300	-	-	-
Provision for loan losses - acquired	-	500	-	600	300	1,300	-	-
Net loan charge-offs - acquired (commercial)	-	(2,200)	-	-	-	-	-	-
Allowance for loan losses - acquired, at end of period	500	500	2,200	2,200	1,600	1,300	-	-

Total allowance for loan losses	$84,491	$84,694	$86,711	$87,785	$88,333	$88,713	$89,733	$89,674

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(Dollars in thousands, except per share data)	4th Qtr. 2012	3rd Qtr. 2012	2nd Qtr. 2012	1st Qtr. 2012	4th Qtr. 2011	3rd Qtr. 2011	2nd Qtr. 2011	1st Qtr. 2011
Summary of Operations
Interest income	$53,126	$52,501	$52,467	$52,664	$54,130	$53,998	$53,439	$53,675
Interest expense	5,132	5,591	6,021	6,469	7,045	7,729	8,145	8,470
Net interest income	47,994	46,910	46,446	46,195	47,085	46,269	45,294	45,205
Provision for loan losses	5,000	4,500	4,000	5,000	5,100	6,400	7,000	7,500
Net interest income after provision
for loan losses	42,994	42,410	42,446	41,195	41,985	39,869	38,294	37,705
Noninterest income	13,879	12,062	13,282	12,649	11,501	11,225	10,902	10,772
Operating expenses	41,211	36,066	35,537	36,295	37,807	35,394	33,413	35,389
Income before income taxes	15,662	18,406	20,191	17,549	15,679	15,700	15,783	13,088
Federal income tax expense	4,000	5,300	6,325	5,175	4,475	4,075	4,750	3,900
Net income	$11,662	$13,106	$13,866	$12,374	$11,204	$11,625	$11,033	$9,188

Net interest margin	3.74%	3.76%	3.80%	3.76%	3.84%	3.80%	3.78%	3.78%

Per Common Share Data
Net income:
Basic	$0.42	$0.48	$0.50	$0.45	$0.41	$0.42	$0.40	$0.33
Diluted	0.42	0.48	0.50	0.45	0.41	0.42	0.40	0.33
Cash dividends declared	0.21	0.21	0.20	0.20	0.20	0.20	0.20	0.20
Book value - period-end	21.69	21.75	21.42	21.10	20.82	21.02	20.78	20.54
Tangible book value - period-end	17.03	17.52	17.17	16.84	16.54	16.71	16.46	16.19
Market value - period-end	23.76	24.20	21.50	23.44	21.32	15.31	18.76	19.93